EXHIBIT 10.18

                             GENESIS ENERGY, L.L.C.
                    AMENDED AND RESTATED RESTRICTED UNIT PLAN

Genesis Energy, L.L.C., a Delaware limited liability company (the "Company"), hereby amends and restates the Genesis Energy, L.L.C. Restricted Unit Plan (the "Plan") effective as of the 27th day of January, 1998 (the "Effective Date") (though the effective date of the initial Restricted Unit Plan amended hereby is January 27, 1997).

SECTION 1. Purpose. The purpose of the Plan is to promote the interests of the Company and Genesis Energy, L.P. ("Genesis MLP") by encouraging Key Employees to remain with the Company by providing a means whereby such individuals may develop a sense of proprietorship and personal involvement in the development and financial success of Genesis MLP, and to encourage them to devote their best efforts to the Business of Genesis MLP, thereby advancing the interests of Genesis MLP and the Company.

SECTION 2.     Definitions.  As used in this Plan:

"Committee" means the Compensation Committee of the Board of Directors.

"Date of Grant" means the date specified by the Members on which a grant of Phantom Units to a Key Employee is effective.

"Distribution" means the amount payable per unit to a holder of a Phantom Unit pursuant to this Plan.

"Genesis MLP" means Genesis Energy, L.P.

"Genesis MLP Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Genesis MLP.

"Genesis OLP" means Genesis Crude Oil, L.P.

"Key Employee" means any individual who is a key management employee of the Company as determined by the Members.

"MLP Common Unit" means a limited partnership interest in Genesis MLP represented by a common unit as set forth in Genesis MLP Partnership Agreement.

"Members" means the members of the Company acting through the Committee.

"OLP Common LP Unit" means a unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the Amended and Restated Agreement of Limited Partnership of Genesis OLP.

"OLP Subordinated Unit" means a unit representing a fractional part of the limited partner partnership interests of all limited partners of Genesis OLP and assignees of any such limited partner interest and having the rights and obligations specified with respect to Subordinated Units in the Amended and Restated Agreement of Limited Partnership of Genesis OLP.

"Participant" means a Key Employee who is selected by the Members to receive a grant of Phantom Units under the Plan.

"Phantom Unit" means a notional (or phantom) unit granted under the Plan, which upon vesting entitles the Participant to receive an MLP Common Unit.

SECTION 3. Phantom Units Available under Plan. Subject to adjustments as provided in Section 6, the maximum number of Phantom Units that may be granted under this Plan shall be 290,909; provided, however, any Phantom Units that are forfeited or which expire for any reason without vesting into MLP Common Units will again be available for grant under this Plan. MLP Common Units to be delivered by the Company upon the vesting of Phantom Units granted under the Plan may be MLP Common Units acquired by the Company in the open market, MLP Common Units acquired by the Company directly from Genesis MLP, Genesis OLP or any other person, or any combination of the foregoing.

SECTION 4. Grants of Phantom Units. The Members via the Committee, in their discretion, may from time-to-time grant Phantom Units to any Key Employee upon such terms and conditions as they may determine in accordance with the following:

(a)  Each grant will specify the number of Phantom Units to which it pertains.

(b) Each grant will specify the terms and conditions for the Participant to become vested in such Phantom Units. All Phantom Units outstanding as of the Effective Date are hereby deemed amended to vest over a three year period, with the first one-third to vest on December 31, 1998, the second one-third to vest on December 31, 1999, and the rest to vest on December 31, 2000. Any grants made after January 27, 1998 shall vest on such terms as the members may establish via the Committee. Upon vesting, each Phantom Unit entitles the Participant to receive an MLP Common Unit.

(c) In the event of a potential merger or consolidation involving the Company, the potential liquidation or dissolution of the Company or Genesis MLP, a potential sale or other disposition by the Company or Genesis MLP of all or substantially all of its assets, or a potential sale or other disposition by the equityholders of the Company or Genesis MLP of a majority of the equity interests of the Company or of the MLP Common Units, as applicable, to one Purchaser or related Purchasers (any such merger, consolidation, liquidation, dissolution, or sale being referred to herein as a "Significant Event"), then the Company shall waive any and all restrictions on the vesting of Participants' rights under Phantom Units granted pursuant to this Plan, and Participants' rights under their respective Phantom Units shall vest in full, subject to the actual occurrence of the Significant Event.


(d) Each grant will be evidenced by an agreement executed on behalf of the Company by an authorized officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Plan, as the Members may approve with respect to such grant.

(e) All Phantom Units that have vested and been converted into MLP Common Units must be held for one year by the recipient. The Company, will retain possession of such MLP Common Units on behalf of the Participant until the expiration of such year. Upon the occurrence of a Significant Event (as defined in Section 4(c)), in which case all restrictions on MLP Common Units shall terminate, including those described in this Section.

(f) The Committee will make loans available to Participants on terms to be determined by the Committee to assist Participants in paying any tax liabilities arising from the grant or the vesting of Phantom Units.

(g) All Phantom Units outstanding as of the Effective Date are hereby deemed amended to reflect the terms of the Plan, as amended and restated.

SECTION 5.  Transferability.   No Phantom Units granted under this Plan shall be
transferable by a Participant other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order.

SECTION 6. Adjustments. In the event that (i) any change is made to the MLP Common Units deliverable under the Plan or (ii) Genesis MLP makes any distribution of cash, MLP Common Units or other property to unitholders which results from the sale or disposition of a major asset or separate operating division of Genesis MLP or any other extraordinary event and, in the judgment of the Members, such change or distribution would significantly dilute the rights of Participants hereunder, then the Members may make appropriate adjustments in the maximum number of Phantom Units deliverable under the Plan and may make appropriate adjustments to each outstanding Phantom Unit. The adjustments determined by the Members shall be final, binding and conclusive.

     SECTION 7. No Fractional Units. The Company will not be required to deliver any fractional MLP Common Units pursuant to this Plan. The Committee, in its discretion, may provide for the elimination of fractions or for the settlement of fractions in cash.

     SECTION 8. Withholding of Taxes. To the extent that the Company is required to withhold any taxes in connection with any grant or payment made to a Participant or any other person under this Plan, it will be a condition to the receipt of such payment that the Participant or such other person make arrangements satisfactory to the Company for the payment of the balance of such taxes required or requested to be withheld, which arrangements in the discretion the Members may include the relinquishment of a portion of each person's Distribution payment.

     SECTION 9. Distribution Payment.. Company shall distribute to holders of Phantom Units hereunder on a quarterly basis a distribution per Phantom Unit equal to the quarterly distribution on each Subordinated Unit. Said payment shall be made at the same time and in the same manner as the distributions on the Subordinated Units.

     SECTION 10. Compliance with Securities Laws. Notwithstanding anything herein or in any other agreement to the contrary, Genesis MLP shall not be obligated to sell or issue any MLP Common Units to the Company under the Plan unless and until Genesis MLP is satisfied that such sale or issuance complies with (i) all applicable requirements of the securities exchange on which the MLP Common Units are traded (or the governing body of the principal market in which such MLP Common Units are traded, if such MLP Common Units are not then listed on an exchange), (ii) all applicable provisions of the 1933 Act and (iii) all other laws or regulations by which Genesis MLP is bound or to which Genesis MLP is subject. The Company acknowledges that, as the general partner of Genesis MLP, it is an affiliate of Genesis MLP under the securities laws and it shall comply with such laws and obligations of Genesis MLP relating thereto as if they were directly applicable to the Company.

     SECTION 11 Administration of the Plan. (a) This Plan will be directed by the Members and administered by the Committee which at all times will consist entirely of directors appointed by the Members of the Company. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

     (b) Subject to the terms of the Plan and applicable law, the Members shall have the sole power, authority and discretion to: (i) designate the Key Employees who are to be Participants; (ii) determine the number of Phantom Units to be granted to a Key Employee; (iii) determine the terms and conditions of any grant of Phantom Units to a Key Employee; (iv) interpret, construe and administer the Plan and any instrument or agreement relating to Phantom Units granted under the Plan; (v) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration if the Plan; (vi) make a determination as to the right of any person to receive payment of (or with respect to) Phantom Units; and (vii) make any other determinations and take any other actions that the Members deem necessary or desirable for the administration of the Plan.

     (c) The Members may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Phantom Unit grant in the manner and to the extent it shall deem desirable in the establishment or administration of the Plan.

     SECTION 12. Conditional Grants. All grants of Phantom Units are conditional and subject to the following conditions, as well as special conditions set forth in the grant:

     (a) The employee awarded a grant of Phantom Units must be employed by the Company at the time the Phantom Units vest to MLP Common Units and, prior to such vesting, at the time any Distribution is declared, in order to receive the MLP Common Units and/or any Distribution, as applicable. An employee who is awarded Phantom Units but who either terminates his/her employment with the Company or is terminated by the Company (including as the result of death or disability) forfeits his/her right to the unvested Phantom Units and any subsequent Distribution unless the Board of Directors make a special dispensation or as is otherwise set forth in a written employment agreement with such employee; provided, however, that if an employee is terminated without cause in violation of a written employment agreement between the Company and such employee, then none of the Phantom Units shall be forfeited and they will vest and convert into MLP Common Units immediately without any restrictions, including the restrictions in Section 4(e).

     (b) The award of Phantom Units may be subject to additional conditions as set forth in the specific Grant Agreement.

     (c) To the extent the provisions of a Grant Agreement or a written employment agreement are inconsistent with the provisions of the Plan, such provisions of the Grant Agreement or the employment agreement shall control.

     SECTION 13. Amendments, Termination, Etc. (a) The Plan may be amended from time-to-time by the Company; provided, however, that no change in any outstanding grant may be made that would impair the rights of the Participant without the consent of such Participant, and further, during the Subordination Period (as defined in the OLP Partnership Agreement), no amendment will be made without the approval of a majority of the Unitholders that would increase the total number of MLP Common Units available for grants under the Plan.

     (b) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company, Genesis MLP or Genesis OLP, nor will it interfere in any way with any right the Company, Genesis MLP or Genesis OLP would otherwise have to terminate such Participant's employment or other service at any time.

     (c) No grants may be made under the Plan following the 10th anniversary of its effective date; however, the Company in its discretion may terminate the Plan at any earlier time with respect to any MLP Common Units for which a grant has not heretofore been made.

     SECTION 14. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable Federal law, and to the extent not preempted thereby, with the laws of the State of Delaware.

     SECTION 15. Effective Date. The effective date of this plan shall be January 21, 1997; provided however, that the effective date of the amendments reflected in this amended and restated plan shall be January 27, 1998.